Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES FINANCIAL RESULTS FOR THE 2009 FOURTH QUARTER AND FISCAL YEAR

Full Year Net Earnings Increase 43.1% to $312 Million on Net Sales of $13.6 Billion

WAYNE, NJ, (March 24, 2010) — Toys“R”Us, Inc. today reported financial results for its fourth quarter and fiscal year ended January 30, 2010.

For the 2009 fiscal year ended January 30, 2010, the company reported net earnings of $312 million, an increase of 43.1% compared to net earnings of $218 million for the 2008 fiscal year. Net earnings for the fourth quarter were $387 million, compared to net earnings of $345 million for the fourth quarter of fiscal 2008.

Fiscal 2009 operating earnings increased to $784 million from $621 million for fiscal 2008. EBITDA for the year was $1.168 billion, the highest in the history of the company since it was founded in 1948. Adjusted EBITDA for fiscal 2009 increased to $1.062 billion, up from $1.002 billion in fiscal 2008. This marks the third consecutive year the company has delivered Adjusted EBITDA of over a billion dollars. A detailed description and reconciliation of EBITDA and Adjusted EBITDA are set forth at the end of this announcement.

“Our strong financial results for fiscal 2009 reflect the ongoing successful execution of our long-term strategy. The Toys“R”Us brand is unique and robust, and we were able to build momentum throughout the year by focusing on our core strengths and by being innovative in our offerings to customers,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “The continued integration of our toy and juvenile businesses and our focus on differentiated product offerings have helped drive our growth. Also, throughout the year, we continued to open new stores nationally and internationally, and to convert others to our side-by-side format. We are grateful to our customers and to our business partners who are supporting our growth as the world’s leading specialty retailer of toys and baby products. There can be no doubt that our team was ‘Playing to Win’ in 2009.”

Consolidated Financial Results

For the fourth quarter of fiscal 2009, net sales increased 7.3% to $5.857 billion from $5.461 billion for the fourth quarter of fiscal 2008. The strong fourth quarter sales performance was driven by comparable store sales increases in the company’s Domestic and International segments of 3.3% and 0.1%, respectively. Fiscal 2009 total net sales were $13.568 billion versus $13.724 billion in fiscal 2008. For the full year, comparable store sales decreased by 3.0% and 2.8% for the Domestic and International segments, respectively. The strongest total sales increases were experienced in toy categories. The largest sales decline was in the entertainment product category (which includes video game systems and related accessories), reflecting the cyclical downturn in this business. In addition, stores recently opened or converted to the side-by-side and “R” Superstore formats performed well. Foreign currency translation increased fourth quarter and full year sales by $196 million and $83 million, respectively.

Fiscal 2009 gross margin, as a percentage of net sales, improved to 35.2% compared to 34.6% in fiscal 2008. SG&A expenses for the year were well controlled and decreased by 3.3% or $126 million. Other income saw a net decline of $16 million to $112 million in fiscal 2009. Other income for fiscal 2009 benefited from a $51 million favorable litigation settlement and a reduction of $26 million of store impairment charges as compared to fiscal 2008. Other income for fiscal 2008 benefited from $59 million due to a change in accounting for gift card liabilities and the recognition of $39 million of foreign currency translation benefit associated with the liquidation of the company’s Hong Kong subsidiary.

Interest expense for fiscal 2009 increased by $28 million, driven primarily by financing costs related to the repayments of our $1.3 billion unsecured credit agreement and $800 million secured real estate loans, as well as higher interest rates on new debt. Income tax expense increased by $33 million, primarily due to the increase in pre-tax earnings.

Cash Flow and Balance Sheet Update

The company ended the year with approximately $1.1 billion in cash. Additionally, at fiscal year-end 2009, the company had unused credit lines with availability of approximately $1.2 billion, including approximately $362 million that was available solely to the company’s subsidiary in Japan. In total, the company’s liquidity (cash plus availability under lines of credit) at fiscal 2009 year-end was in excess of $2.3 billion.

Cash flow from operating activities for fiscal 2009 was $1,014 million, up 93% from the prior year. The major factors in this increase were improved payables support and rising net earnings. Cash used in investing activities decreased, reflecting a decline in capital spending and the release of restricted cash associated with the retirement of the company’s $2.1 billion of real estate debt in fiscal 2009. Cash used in financing activities was up in fiscal 2009 by $403 million, due mainly to the net reduction in debt associated with the company’s refinancing activities.

Shareholder equity at the end of fiscal 2009 was $117 million, as compared to a shareholder deficit of $152 million at the end of fiscal 2008.

Financial Results by Segment

Domestic

For the fourth quarter, comparable store sales were up 3.3% and net sales were $3.554 billion compared to $3.383 billion in the previous fiscal year. The increase in fourth quarter comparable store sales was primarily due to the strength of toy categories. Comparable store sales decreased 3.0% in fiscal 2009, and net sales decreased by $163 million to $8.317 billion compared to $8.480 billion in fiscal 2008.

This year, the company opened seven new “R” Superstores in the United States, combining the selling space of a full-size toy store and a full-size baby store into one super-sized structure. The company now operates 26 of these stores across the country. In addition, the company now has a total of 64 converted side-by-side stores in the United States, with more scheduled to be converted in 2010.

For the fourth quarter, gross margin, as a percentage of net sales, increased to 33.4% compared to the same period in the prior year at 33.2%. For fiscal 2009, gross margin, as a percentage of net sales, increased to 34.8%, as compared to 34.3% in the prior year. Fiscal 2009 operating earnings were $659 million versus $593 million for fiscal 2008. Operating earnings for the fiscal year were positively impacted by cost control measures which led to lower SG&A expenses.

International

Comparable store sales in the fourth quarter increased by 0.1%, with toy categories performing best. International net sales for the fourth quarter were $2.303 billion compared to $2.078 billion in the prior year. For fiscal 2009, the International segment reported a 2.8% decrease in comparable store sales. Fiscal 2009 International net sales increased to $5.251 billion from $5.244 billion in fiscal 2008. Foreign currency translation increased fourth quarter and full year sales by $196 million and $83 million, respectively.

For the fourth quarter, gross margin, as a percentage of net sales, increased to 34.7% compared to the same period in the prior year at 32.4%. Gross margin, as a percentage of net sales, was 35.9% in fiscal 2009, compared to 35.0% in fiscal 2008. Fiscal 2009 operating earnings in the International segment were $341 million as compared to $193 million in fiscal 2008. The increase in operating earnings for the fiscal year were positively impacted by the gross margin increase as well as cost control measures which led to lower SG&A expenses. Additionally, during the fourth quarter, the company acquired additional shares of its Toys-Japan affiliate via a tender offer to increase ownership from approximately 62% to slightly over 90%.

Further information about the company’s financial performance in fiscal 2009 is presented in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 24, 2010.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in more than 1,550 stores, including 849 Toys“R”Us and Babies“R”Us stores in the United States, and more than 700 international stores in 33 countries, consisting of both licensed and franchised stores. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with an unparalleled online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

Consolidated Statements of Operations

	13 Weeks Ended
(In millions )	January 30, 2010	January 31, 2009
Net sales	$5,857	$5,461
Cost of sales	3,870	3,664

Gross margin	1,987	1,797

Selling, general and administrative expenses	1,222	1,146
Depreciation and amortization	97	101
Other income, net	(18)	(44)

Total operating expenses	1,301	1,203

Operating earnings	686	594
Interest expense	(123)	(105)
Interest income	2	3

Earnings before income taxes	565	492
Income tax expense	177	137

Net earnings	388	355
Less: Net earnings attributable to noncontrolling interest	1	10

Net earnings attributable to Toys “R” Us, Inc.	$387	$345

	Fiscal Years Ended
(In millions )	January 30, 2010	January 31, 2009
Net sales	$13,568	$13,724
Cost of sales	8,790	8,976

Gross margin	4,778	4,748

Selling, general and administrative expenses	3,730	3,856
Depreciation and amortization	376	399
Other income, net	(112)	(128)

Total operating expenses	3,994	4,127

Operating earnings	784	621
Interest expense	(447)	(419)
Interest income	7	16

Earnings before income taxes	344	218
Income tax expense	40	7

Net earnings	304	211
Less: Net loss attributable to noncontrolling interest	(8)	(7)

Net earnings attributable to Toys “R” Us, Inc.	$312	$218

Consolidated Balance Sheets

(In millions - except share amounts)	January 30, 2010	January 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$1,126	$783
Accounts and other receivables	202	251
Merchandise inventories	1,810	1,781
Current deferred tax assets	102	84
Prepaid expenses and other current assets	144	124

Total current assets	3,384	3,023
Property and equipment, net	4,084	4,187
Goodwill, net	382	380
Deferred tax assets	181	180
Restricted cash	44	193
Other assets	502	448

	$8,577	$8,411

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,680	$1,505
Accrued expenses and other current liabilities	851	754
Income taxes payable	72	49
Current portion of long-term debt	162	98

Total current liabilities	2,765	2,406
Long-term debt	5,034	5,447
Deferred tax liabilities	63	78
Deferred rent liabilities	275	260
Other non-current liabilities	323	372
Stockholders’ Equity (Deficit):
Common stock (par value $0.001 and $0.001; shares authorized 55,000,000 and 55,000,000; shares issued and outstanding 48,951,836 and 48,965,402 at January 30, 2010 and January 31, 2009, respectively)	—	—
Treasury stock	(7)	—
Additional paid-in capital	25	19
Retained Earnings (accumulated deficit)	112	(200)
Accumulated other comprehensive loss	(45)	(93)

Toys “R” Us, Inc. stockholders’ equity (deficit)	85	(274)
Noncontrolling interest	32	122

Total stockholders’ equity (deficit)	117	(152)

	$8,577	$8,411

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are calculated as set forth in the table below.

Adjusted EBITDA, a supplemental non-GAAP financial measure, is used by the company to assess our operating performance as well as develop internal performance targets to determine its non-equity incentive plan compensation, and as such, it is considered an important measure of the company’s financial performance. We believe this supplemental non-GAAP financial measure is useful to management in evaluating our overall business because the items excluded in calculating Adjusted EBITDA have little or no bearing on our day-to-day operating performance.

Adjusted EBITDA is defined as EBITDA (earnings before interest income (expense), provision for income taxes, depreciation and amortization), as further adjusted to exclude the effects of certain period charges and gains or losses that management believes are not indicative of the company’s actual operating performance. Although the nature of many of our period charges and gains or losses is recurring, we have historically excluded such impact from internal performance assessments.

In addition, investors or prospective investors of the company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, the company’s GAAP financial data. The company understands that these investors use EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance. The company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of Net earnings to EBITDA and Adjusted EBITDA for the fiscal years ended January 30, 2010 and January 31, 2009 is as follows:

	For the Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009
Net earnings attributable to Toys “R” Us, Inc.	$312	$218
Add:
Interest expense	447	419
Interest income	(7)	(16)
Income tax expense	40	7
Depreciation and amortization	376	399

EBITDA (a)	1,168	1,027
Adjustments:
Sponsor management and advisory fees	15	18
Impairment on long-lived assets	7	33
Gain on settlement of litigation	(51)	—
Noncontrolling interest (b)	(44)	(49)
Foreign currency translation (c)	(42)	33
Merchandise purchase hedges (d)	(21)	(2)
McDonald’s Japan contract termination	—	14
Gift card breakage accounting change	—	(59)
Gain on liquidation of TRU (HK) Limited	—	(39)
Other (e)	30	26

Adjusted EBITDA - Consolidated (f)	$1,062	$1,002

(a)	Foreign currency translation contributed to a $21 million increase to EBITDA for the year ended January 30, 2010, when compared to the year ended January 31, 2009.

(b)

Represents the noncontrolling interest in Toys “R” Us – Japan (“Toys – Japan”). The adjustments for both fiscal 2009 and fiscal 2008 represent the elimination of the noncontrolling interest in the Adjusted EBITDA of Toys- Japan to reflect our ownership percentage at the beginning of each fiscal year. At the beginning of fiscal years 2009 and 2008, we owned approximately 62% and 48%, respectively, of Toys – Japan.

(c)

Represents the difference between the previous year’s period-end rates and the actual translation impact on our results of operations. The functional currencies of our foreign subsidiaries are their respective local currencies. The operating results of our foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the applicable period.

(d)	Represents the impact associated with hedging foreign merchandise purchase orders.
(e)

Represents other charges consisting primarily of store closing costs, gains on the sales of properties, restructuring, severance, a portion of the fees related to our debt refinancings, and miscellaneous allowances.

(f)

For the fiscal year ended January 30, 2010, Adjusted EBITDA reflects actual total bonus expense, despite the exclusion of bonus expense in excess of amounts budgeted for purposes of calculating non-equity incentive plan compensation. For additional information, please see our Annual Report on Form 10-K filed on March 24, 2010.

Contacts:

Toys“R”Us, Inc.

Kathleen Waugh, 973-617-5888

646-366-8823

waughk@toysrus.com